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                                                                      EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 33-52524, 33-52526, 33-52528, 33-92208, 33-92184, 333-65181, 333-94987,
333-37442, 333-70648, 333-101806, 333-113150 and 333-114090 of Starbucks
Corporation on Form S-8 of our report relating to the financial statements of Starbucks Corporation dated December 7, 2004 (February 18, 2005, as to the effects of Note 2), which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement to correct the Company's accounting for tenant improvement allowances and rent holidays under operating leases as described in Note 2, appearing in this amended Annual Report on Form 10-K/A of Starbucks Corporation for the year ended October 3, 2004.

/s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 18, 2005


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